Exhibit 10.2
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STANDBY STOCK PURCHASE AGREEMENT
This STANDBY STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 8, 2018, is entered into by and among Positive Physicians Holdings, Inc. a Pennsylvania corporation (the “Company”), Positive Physicians Insurance Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PPIX”), Physician’s Insurance Program Exchange, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PIPE”), and Professional Casualty Association, a Pennsylvania domiciled reciprocal inter-insurance exchange (“PCA”, and collectively with PPIX and PIPE, or each individually as the context requires, the “Exchanges”), and Insurance Capital Group, LLC (the “Standby Purchaser”).
W I T N E S S E T H:
WHEREAS, Professional Third Party, L.P., as the “attorney-in-fact” of PCA, has adopted a Plan of Conversion (the “PCA POC”) pursuant to which PCA will convert from reciprocal form to stock form in accordance with Pennsylvania law (the “PCA Conversion”); and
WHEREAS, Physicians’ Insurance Program Management Company, as the “attorney-in-fact” of PIPE, has adopted a Plan of Conversion (the “PIPE POC”) pursuant to which PIPE will convert from reciprocal form to stock form in accordance with Pennsylvania law (the “PIPE Conversion”); and
WHEREAS, Specialty Insurance Services, LLC, as the “attorney-in-fact” of PPIX, has adopted a Plan of Conversion (the “PPIX POC” and, collectively with the PCA POC and the PIPE POC, the “Plans of Conversion”) pursuant to which PPIX will convert from reciprocal form to stock form in accordance with Pennsylvania law (the “PPIX Conversion” and, collectively with the PCA Conversion and the PIPE Conversion, the “Conversions”); and
WHEREAS, the Conversions will be accomplished by the merger of each of the Exchanges into (a) in the case of PCA, PCA Conversion Corp., a Pennsylvania corporation (“PCA Mergeco”), (b) in the case of PIPE, PIPE Conversion Corp., a Pennsylvania corporation (“PIPE Mergeco”) and (c) in the case of PPIX, PPIX Conversion Corp., a Pennsylvania corporation (“PPIX Mergeco” and, collectively with PCA Mergeco and PIPE Mergeco, the “Mergecos”); and
WHEREAS, immediately following the mergers described above, PCA Mergeco and PIPE Mergeco will be merged into PPIX Mergeco, which will be the surviving entity in such merger and will be renamed as Positive Physicians Insurance Company, a Pennsylvania corporation (“Positive”), which will be a wholly-owned subsidiary of the Company; and
WHEREAS, in accordance with the Plans of Conversion, the Company proposes, as soon as practicable after the Registration Statement, as defined herein, becomes effective, to distribute to Eligible Subscribers, as defined herein, non‑transferable rights (the “Rights”) to subscribe for and purchase shares of Common Stock of the Company (the “Shares”) at a subscription price (the “Subscription Price”) of $10.00 per share (such offering, the “Subscription Offering”); and

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WHEREAS, contemporaneously with the Subscription Offering, the Company will offer the Shares to a limited group of persons at the Subscription Price (the “Community Offering”); and
WHEREAS, the Company has requested the Standby Purchaser to agree to purchase from the Company in the Community Offering any shares remaining after completion of the Subscription Offering and any orders accepted in the Community Offering by persons other than the Standby Purchaser, and the Standby Purchaser is willing to purchase Shares in the Community Offering on the terms and conditions provided herein.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:
Section 1.     Certain Other Definitions. The following terms used herein shall have the meanings set forth below:
“Affiliate” shall have the meaning set forth in Rule 12b‑2 under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date hereof. In the case of the Standby Purchaser, its “Affiliates” shall include entities which are controlled by a principal of the Standby Purchaser.
“Agreement” shall have the meaning given to such term in the preamble hereof.
“Associate” shall have the meaning set forth in Rule 12b‑2 under the Exchange Act and shall include Persons who become Associates of any Person subsequent to the date hereof.
“Assumption of Debt Agreement” shall mean the Assumption of Debt Agreement between the Company and Diversus, pursuant to which the Company will assume a principal amount of ten million dollars ($10,000,000) of Diversus’ senior debt on terms acceptable to the Company, Diversus, and the Standby Purchaser, each in its sole discretion
“Bankruptcy and Equity Exception” shall have the meaning given to such term in Section 3(b) hereof.
“Board” shall mean the board of directors of the Company.
“Burdensome Condition” shall have the meaning given to such term in Section 6(c) hereof.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Pennsylvania.
“Change of Control” shall mean any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock or (b) the sale, lease, exchange, conveyance, transfer, or other disposition (for cash, shares of stock, securities or other

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consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries, on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution, or winding up of the affairs of the Company, or any other distribution made in connection therewith).
“Closing” shall mean the closing of the purchase described in Section 2 hereof, which shall be held at 10:00 a.m. Eastern Time on the Closing Date at the offices of Stevens & Lee, 620 Freedom Business Center, King of Prussia, Pennsylvania 19406, or such other time and place as may be agreed to by the parties hereto.
“Closing Date” shall mean the date on which the closing of the sale of the Shares pursuant to the Offerings takes place.
“Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.
“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.
“Common Stock Equivalent” shall mean any convertible debt instrument, option, warrant or other right to acquire Common Stock and shall include the number of shares of Common Stock that may be acquired upon exercise or conversion of such Common Stock Equivalent.
“Community Offering” shall have the meaning given to such term in the recitals hereof.
“Company” shall have the meaning given to such term in the preamble hereof.
“Company Contracts” shall have the meaning given to such term in Section 3(f) hereof.
“Conversion Financing Proposal” shall mean a bona fide written offer or proposal by any Person other than the Standby Purchaser, which offer or proposal has as a principal purpose and effect the financing of the transactions contemplated by the Plans of Conversion and which directly or indirectly provides sufficient financing for the purchase of all the Unsubscribed Shares, whether or not such offer or proposal has a structure similar to the structure of the transactions contemplated hereby.
“Conversion Plan Approval” shall mean the approval of each of the Plans of Conversion by the Department and the requisite vote of the Voting Subscribers.
“Department” shall mean the Pennsylvania Insurance Department.
“Designated Securities” shall have the meaning given to such term in Section 10(b) hereof.
“Diversus” means Diversus, Inc., a Delaware corporation.

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“Diversus Management Agreement” shall mean the Management Agreement to be entered into among the Company, Positive, Diversus Management, Inc. and Diversus, in substantially the form of attached as Exhibit A, with a completed Exhibit C thereto containing Service Levels (as defined therein) satisfactory to Diversus Management and the Standby Purchaser, each in its sole discretion.
“Drag‑along Notice” shall have the meaning given to such term in Section 11(b) hereof.
“Drag‑along Sale” shall have the meaning given to such term in Section 11(a) hereof.
“Drag‑along Stockholder” shall have the meaning given to such term in Section 11(a) hereof.
“Dragging Stockholder” shall have the meaning given to such term in Section 11(a) hereof.
“Eligible Subscriber” shall, for each of the Exchanges, have the meaning given to such term in the Plan of Conversion for such Exchange.
“Equity Securities” shall include (i) with respect to the Company, (a) any Common Stock, (b) any security convertible into or exercisable or exchangeable for, with or without consideration, shares of Common Stock (including any option to purchase such a convertible security), (c) any security carrying any warrant or right to subscribe to or purchase any shares of Common Stock, and (d) any such warrant or right and (ii) with respect to any Subsidiary of the Company, (a) any equity ownership interests, (b) any security convertible into or exercisable or exchangeable for, with or without consideration, equity ownership interests (including any option to purchase such a convertible security), (c) any security carrying any warrant or right to subscribe to or purchase any shares of equity ownership interests, and (d) any such warrant or right.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.
“Exchangeable Note” shall mean the exchangeable note to be entered into pursuant to Section 2(a), on terms acceptable to the Company and the Standby Purchaser, each in its sole discretion.1
“Financial Statements” shall have the meaning given to such term in Section 3(g) hereof.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied by the Company with prior practice.
“Griffin” shall mean Griffin Financial Group, LLC.

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1 Note: the proceeds of the Exchangeable Note will be re-loaned to Diversus under the Loan Agreement (and subject to the Intercreditor Agreement and the senior lender's approval). The Company will assign the Loan Agreement to ICG as security to ensure payment if the transaction does not close.

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“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality, other than the Department.
“Gross Up Right” shall have the meaning given to such term in Section 10(a) hereof.
“Including” shall mean including, without limitation.
“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, (b) any other obligations owed by such Person under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by such Person, (c) all obligations for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (d) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, (e) all obligations under interest rate cap, swap, collar or similar transactions or currency or commodity hedging transactions (valued at the termination value thereof), (f) all obligations under conditional sale or other title retention agreements relating to any purchased property, (g) all letters of credit or performance bonds issued for the account of such Person, (h) all guarantees of such Person with respect to any of the foregoing of any other Person, (i) all interest, premium and prepayment penalties due and payable in respect of any of the foregoing and (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person may not have assumed or become liable for the payment of such indebtedness, and including in clauses (a) through (i) above any accrued and unpaid interest or penalties thereon.
“Intercreditor Agreement” means the intercreditor agreement referred to in Section 8(c)(x) hereof.
“Law” shall have the meaning given to such term in Section 6(d) hereof.
“Liability” means any liability, debt, expense, claim, demand, loss, commitment, damage, deficiency, obligation or actions of any kind, character or description, whether asserted or not asserted, disputed or undisputed, known or unknown, joint or several, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, matured or unmatured, absolute, contingent, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by SAP to be reflected in financial statements or disclosed in the notes thereto, including all costs and expenses related thereto.
“Liens” means all pledges, liens (statutory or other), encumbrances, charges, claims, community property interests, conditions, deeds of trust, equitable interests, options, hypothecations, mortgages, easements, encroachments, burdens, rights of others, rights of way, rights of first refusal, rights of first offer, title defects, title retention agreements, leases, subleases, licenses, occupancy agreements, covenants, voting trust agreements, interests, negotiations or refusals, security interests of any kind, proxies or restrictions of any kind,

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including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any applicable insurance Laws.
“Loan Agreement” shall mean the Loan Agreement between the Company and Diversus pursuant to which the Company agrees to make a credit facility of $6,000,000 available to Diversus at Closing as referenced in Section 8(c)(xi), on terms acceptable to the Company, Diversus and the Standby Purchaser, each in its sole discretion.
“Material Action” shall have the meaning given to such term in Section 3(i) hereof.
“Material Adverse Effect” shall mean (a) an event which has a material adverse effect on the financial condition, or on the earnings, operations, assets, business or prospects of the Company and its respective subsidiaries taken as a whole (including, for avoidance of doubt, the occurrence of a material excess claim to the extent the Company or its Subsidiaries do not have in place adverse development coverage sufficient to fund such claim), or (b) the failure of Dr. Lewis Sharps to serve as Chief Executive Officer of the Company, Diversus Management, Inc. and the Exchanges; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (a), there shall be excluded any effect to the extent resulting from (i) actions or omissions of the Company expressly required or contemplated by the terms of this Agreement, (ii) changes after the date hereof in general economic conditions in the United States, including financial market volatility or downturn, (iii) changes after the date hereof affecting generally the medical malpractice insurance business in the United States, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of hostilities, (v) any changes after the date hereof in applicable laws or accounting rules or principles, including changes in GAAP, or (vi) the announcement or pendency of the transactions contemplated by this Agreement; provided further, however, that any circumstance, event, change, development or effect referred to in clauses (ii), (iii), (iv) and (v) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, event, change, development or effect has a disproportionate effect on the Company compared to other participants in the industries or markets in which the Company operates.
“Maximum of the Valuation Range” shall mean the total of the maximum of the valuation ranges of PPIX, PIPE, and PCA as determined in accordance the Plans of Conversion.
“Mergecos” shall have the meaning given to such term in the recitals hereof.
“Minimum of the Valuation Range” shall mean the total of the minimum of the valuation ranges of PPIX, PIPE, and PCA as determined in accordance the Plans of Conversion.
“Non‑public information” shall have the meaning given to such term in Section 6(d) hereof.
“Offer Period” shall have the meaning given to such term in Section 10(b) hereof.
“Offerings” shall mean, collectively, the Subscription Offering and the Community Offering.

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“Offering Expiration Date” shall mean the date on which the Offerings expire.
“Option Agreement” shall mean the Option Agreement between the Company and Diversus in the form of Exhibit B attached hereto.
“Organizational Documents” of a Person means, as applicable, the declaration and charter, certificate of incorporation, articles of incorporation, certificate of designation, bylaws, certificate of formation, operating agreement or any similar organizational or governing document or instrument of a Person.
“PCA Conversion” shall have the meaning given to such term in the recitals hereof.
“PCA Mergeco” shall have the meaning given to such term in the recitals hereof.
“PCA POC” shall have the meaning given to such term in the recitals hereof.
“Permits” shall have the meaning given to such term in Section 3(f) hereof.
“Permitted Liens” means (a) Liens for taxes that are not yet due and payable or are not delinquent and are being contested in good faith by appropriate proceedings for which adequate reserves are maintained, or (b) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens imposed by applicable Law, arising or incurred in the ordinary course of business.
“Person” shall mean individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a Governmental Entity.
“PIPE Conversion” shall have the meaning given to such term in the recitals hereof.
“PIPE Mergeco” shall have the meaning given to such term in the recitals hereof.
“PIPE POC” shall have the meaning given to such term in the recitals hereof.
“Plans of Conversion” shall have the meaning given to such term in the recitals hereof.
“Positive” shall have the meaning given to such term in the recitals hereof.
“PPIX Conversion” shall have the meaning given to such term in the recitals hereof.
“PPIX Mergco” shall have the meaning given to such term in the recitals hereof.
“PPIX POC” shall have the meaning given to such term in the recitals hereof.
“Proposed Transferee” shall have the meaning given to such term in Section 12(a).
“Prospectus” shall mean the final Prospectus included in the Registration Statement for use in connection with the Offerings.
“Purchased Shares” shall have the meaning given to such term in Section 2(a) hereof.

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“Registration Statement” shall mean the Company’s Registration Statement on Form S‑1 or such other appropriate form under the Securities Act, pursuant to which the shares of Common Stock to be issued in the Offerings will be registered pursuant to the Securities Act.
“Rights” shall have the meaning given to such term in the recitals hereof.
“Sale Notice” has the meaning given to such term in Section 12(b) hereof.
“SAP” shall mean the accounting practices prescribed or permitted by the Department.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.
“Selling Stockholder” shall have the meaning given to such term in Section 12(a) hereof.
“Senior Management Shareholders” shall mean the President and the Chief Operating Officer of the Company and the Director of Claims and Litigation Management for Andrews Outsource Solutions, LLC and Gateway Risk Services, Inc.
“Shares” shall have the meaning given to such term in the recitals hereof.
“Standby Purchaser” shall have the meaning given to such term in the preamble hereof.
“Statutory Financial Statements” shall have the meaning given to such term in Section 3(h) hereof.
“Stockholder” shall mean any Person who is a record holder of Common Stock or any Common Stock Equivalent.
“Subscription Agent” shall have the meaning given to such term in Section 6(a)(vi) hereof.
“Subscription Offering” shall have the meaning given to such term in the recitals hereof.
“Subscription Price” shall have the meaning given to such term in the recitals hereof.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, association or other Person that is a business entity, trust or estate of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority

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of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Superior Proposal” shall mean any bona fide Conversion Financing Proposal that:
(A) the board of directors of the Company determines, pursuant to the standards in 15 Pa Cons. Stat. Ann Sections 1712 and 1715, in good faith and after considering all the relevant terms of such offer or proposal (including but not limited to the legal, financial and regulatory aspects of such proposal, the identity of the Person making such proposal, whether the financing for such proposal is fully committed and reasonably likely to be obtained and the conditions for completion of such proposal), (1) would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby (after giving effect to all Proposed Changed Terms) and (2) is reasonably expected to be consummated (if accepted); and
(B) the board of directors or the board of managers (as the case may be) of each of the Attorneys-in-Fact determines, pursuant to the standards in 15 Pa Cons. Stat. Ann Sections 1712 and 1715 or the provisions of the Pennsylvania Uniform Limited Liability Company Act of 2016, (as the case may be), in good faith and after considering all the relevant terms of such offer or proposal (including but not limited to the legal, financial and regulatory aspects of such proposal, the identity of the Person making such proposal, whether the financing for such proposal is fully committed and reasonably likely to be obtained and the conditions for completion of such proposal), (1) would, if consummated, result in a transaction that is more favorable to the Attorneys-in-Fact and the Exchanges than the transactions contemplated hereby (after giving effect to all Proposed Changed Terms) and (2) is reasonably expected to be consummated (if accepted).
“Superior Proposal Termination End Date” shall mean [DATE]2; provided that, if the foregoing date would be a date that is during a Notice Period with respect to the Company’s intention to terminate this Agreement pursuant to Section 13(a)(v) in order to enter into a definitive agreement with respect to a Superior Proposal, then the Superior Proposal Termination End Date shall be extended such that the date of the Superior Proposal Termination End Date is the last day of the last Notice Period (which, for the avoidance of doubt, could result in the Superior Proposal Termination End Date being extended on multiple occasions in connection with multiple Notice Periods).
“Supplemental Agreement” shall mean the Supplemental Agreement, dated on or about the date hereof, entered into by and among Diversus, Inc., a Delaware corporation (“Diversus”), the Exchanges and the Standby Purchaser.
“Tag‑along Notice” shall have the meaning given to such term in Section 12(c) hereof.
“Tag‑along Period” shall have the meaning given to such term in Section 12(c) hereof.

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2 Insert a date that is 45 days from entry into this Agreement.

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“Tag‑along Sale” shall have the meaning given to such term in Section 12(a) hereof.
“Tag‑along Stockholder” shall have the meaning given to such term in Section 12(a) hereof.
“Third Party Purchaser” shall mean any Person who, immediately prior to the contemplated transaction does not directly or indirectly own or have the right to acquire any outstanding Common Stock.
“Transfer” shall mean directly or indirectly, purchase, sell, transfer, assign, lend, convey, gift, mortgage, pledge, encumber, hypothecate or otherwise dispose of, directly or indirectly.
“Unsubscribed Shares” shall mean the number of Shares not purchased in connection with the Subscription Offering.
“Voting Subscriber” shall, for each of the Exchanges, have the meaning given to such term in the Plan of Conversion for such Exchange.
Section 2.     Standby Purchase Commitment.
(a)     On the first date after the initial filing of a draft Registration Statement and the execution of the Loan Agreement and the Intercreditor Agreement, the Standby Purchaser shall purchase from the Company the Exchangeable Note with a maximum principal amount of $750,000, and the Company shall issue to the Standby Purchaser, the Exchangeable Note, and the Company shall deliver to the Standby Purchaser the original Exchangeable Note executed by Company. The Standby Purchaser shall pay the purchase price for the Exchangeable Note to the Company by a wire transfer of immediately available funds as and when Advances (as defined in the Exchangeable Note) are requested in accordance with the terms thereof, to an account designated by the Company.
(b)     Subject to the terms, conditions and limitations of this Agreement and to the availability of Shares after purchases made in the Subscription Offerings, the Standby Purchaser agrees to purchase from the Company in the Community Offering, at the Subscription Price such number of Shares as shall result in the sale of Shares in the Offering equal to the number of Shares at the Minimum of the Valuation Range, after taking into account the Shares for which subscriptions have been accepted in the Subscription Offering and the Community Offering. In addition, the Standby Purchaser may purchase such additional Shares as shall result in the Standby Investor owning a number of Shares equal to the number of Shares at the Maximum of the Valuation Range minus the Shares for which subscriptions have been accepted in the Subscription Offering and the Community Offering (the number of Shares purchased by the Standby Purchaser are referred to herein as the “Purchased Shares”).
(c)     Payment of the purchase price for the Purchased Shares shall be made by the Standby Purchaser, on the Closing Date, against delivery of certificates or a book entry statement evidencing the Purchased Shares, in United States dollars by means of a wire transfer of immediately available funds to the escrow account for the Offerings.

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Section 3.     Representations and Warranties of the Company and the Exchanges. The Company as to itself and each of the Exchanges, and each of the Exchanges as to themselves, represent and warrant as of the date hereof and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of such date) to the Standby Purchaser as follows:
(a)     each is (and each of the Mergecos and Positive will be) a business duly organized, validly existing and in good standing under the laws of Pennsylvania and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each is (and each of the Mergecos and Positive will be) a business duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The copies of the Organizational Documents of the Company and the Exchanges that have been provided to the Standby Purchaser are (and the copies of the Organizational Documents of each of the Mergecos and Positive that will be provided to the Standby Purchaser will be) complete and correct and in full force and effect. The Company has no joint venture or similar arrangement, no subsidiaries, no significant assets or liabilities, and it is not engaged in any business. When formed, none of the Mergecos will have any joint venture or similar arrangement, and, until the Closing, none of them will have any subsidiaries, significant assets or liabilities, and will not be engaged in any business.
(b)     This Agreement has been duly and validly authorized, executed and delivered by each of the Company and the Exchanges and constitutes a binding obligation of each of the Company and the Exchanges enforceable against each of them in accordance with its terms, subject to (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”), and subject to the Conversion Plan Approvals.
(c)     The authorized capital of the Company consists of (i) 1,000 shares of Common Stock, none of which shares were issued and outstanding as of the date of this Agreement, and (ii) zero shares of preferred stock, none of which preferred stock has been issued, as of the date hereof. Except for (i) the Rights, (ii) the rights of the Standby Purchaser under this Agreement, and (iii) equity awards to be granted to management upon completion of the Offerings as described in the Registration Statement, there are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock. As of the date of this Agreement there are no authorized shares of capital stock of the Exchanges. At the Closing Date, all of the authorized capital stock of the Exchanges will be issued to and will be owned by the Company. There are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Exchanges to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.
(d)     At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required

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to be stated therein or necessary to make the statements therein not misleading. The Prospectus, at the time the Registration Statement becomes effective and at the Closing Date, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with the information furnished to the Company in writing by the Standby Purchaser for use in the Registration Statement or in the Prospectus.
(e)     All of the Shares, including the Purchased Shares, will have been duly authorized for issuance prior to the Closing (assuming the Conversion Plan Approval has been obtained), and, when issued and distributed as set forth in the Prospectus, will be validly issued, fully paid and non‑assessable; and none of the Shares will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s Articles of Incorporation, the Company’s bylaws, or any agreement or instrument to which the Company is a party or by which it is bound.
(f)     Neither the execution, delivery or performance of this Agreement or the Plans of Conversion by the Company or the Exchanges, nor the consummation by the Company or the Exchanges of the transactions contemplated hereby or thereby, will: (i) conflict with or result in any breach of any provisions of the Organizational Documents of the Company or the Exchanges; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or the Exchanges is a party or by which it or any of their properties or assets may be bound (collectively, the “Company Contracts”); (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, the Exchanges or any of their properties or assets; (iv) result in the creation or imposition of any Lien on any asset of the Company or the Exchanges; or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or the Exchanges to conduct its business as currently conducted (collectively, the “Permits”), except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect. Except for the Conversion Plan Approval, no vote of any member or holder of any other interest in the Exchanges (equity or otherwise), is required to consummate the transactions contemplated by this Agreement or the Plans of Conversion.
(g)     each has delivered to the Standby Purchaser complete and correct copies of the Financial Statements. The Financial Statements have been derived from the accounting books and records of the Exchanges and have been prepared on a basis consistent with GAAP, subject, in the case of interim unaudited Financial Statements, only to normal recurring year‑end adjustments. The Financial Statements present fairly in all material respects the consolidated financial position of the Company and the Exchanges as at the date thereof, and

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the statements of income, cash flow and equity included in the Financial Statements present fairly in all material respects the results of operations, cash flows and consolidated equity of the Company and the Exchanges for the respective periods indicated. The term “Financial Statements” means the unaudited quarterly financial statements of the Company and the Exchanges as at and for each quarter of fiscal 2017 and the audited financial statements of the Company and the Exchanges as at and for the year ended December 31, 2017, including in each case a balance sheet and statements of income, cash flow and equity, as previously made available to the Standby Purchaser.
(h)     The annual statements of each of the Exchanges for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 and the quarterly statements of the Exchanges for the quarter ended March 31, 2018 as filed with the Department (collectively, together with all exhibits and schedules thereto, the “Statutory Financial Statements”) have been prepared in accordance with SAP, and such accounting practices have been applied on a consistent basis throughout the periods involved, except to the extent permitted by the Department and as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the Exchanges as of the dates and for the periods therein in accordance with such accounting practices. The Exchanges and/or the Company have made available to the Standby Purchaser true and complete copies of all examination reports of the Department and any insurance regulatory agencies delivered since June 28, 2014, relating to any of the Exchanges. The Exchanges and/or the Company have delivered to the Standby Purchaser true and complete copies of the Statutory Financial Statements.
(i)     As of the date of this Agreement, since [December 31, 2017] , there has been no event or condition that, individually or in the aggregate, has had (or is reasonably likely to result in) a Material Adverse Effect, and the Company and the Exchanges have in all material respects conducted their businesses in the ordinary course consistent with past practice. Except (x) for actions taken in the ordinary course of business (including the settlement of undisputed claims) and (y) for such actions as are necessary for the completion of the Offerings and the transactions contemplated by this Agreement and the Plans of Conversion, since December 31, 2017, the Company has conducted no business other than such actions which are directly related to and which are necessary for the completion of the transactions contemplated herein and in the Plans of Conversion. In particular, except as contemplated or permitted by this Agreement, since December 31, 2017, except for (x) for actions taken in the ordinary course of business (including the settlement of undisputed claims) and (y) for such actions as are necessary for the completion of the Offerings and the transactions contemplated by this Agreement and the Plans of Conversion, there has not occurred any of the following actions or events (each, a “Material Action”):
(i)    neither the Company nor any of the Exchanges have incurred Indebtedness or contracted for the extension or ability to incur Indebtedness (even if not yet incurred), or incurred any other material Liability;
(ii)    neither the Company nor any of the Exchanges have modified or amended any Company Contracts;

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(iii)    neither the Company nor any of the Exchanges have adopted a plan of complete or partial liquidation, rehabilitation or entered into any merger agreement;
(iv)    neither the Company nor any of the Exchanges have created or acquired any Subsidiaries;
(v)    neither the Company nor any of the Exchanges have undertaken or committed to make any capital expenditures;
(vi)    neither the Company nor any of the Exchanges have acquired or leased, subleased, licensed or entered into agreements to occupy any Real Property;
(vii)    neither the Company nor any of the Exchanges have mortgaged, pledged or otherwise encumbered or subjected to Lien any of its material assets or properties, tangible or intangible, other than Permitted Liens;
(viii)    neither the Company nor any of the Exchanges have defaulted under any Indebtedness, or cancelled or compromised any Indebtedness or waived any material rights with respect thereto without receiving a realizable benefit of similar or greater value;
(ix)    neither the Company nor any of the Exchanges have paid or prepaid any Liability, or discharged or satisfied any Lien, or settled any Liability, claim, dispute, proceeding, suit or appeal, pending or threatened against it or any of its assets or properties, other than short-term liabilities which have been paid prior to the contractual due date therefor in the ordinary course of business;
(x)    neither the Company nor any of the Exchanges have purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than investment securities in the ordinary course of business;
(xi)    neither the Company nor any of the Exchanges have has effected any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation, severance or termination agreements;
(xii)    neither the Company nor any of the Exchanges have entered into any new line of business, introduced any new products or services or changed in any material respect existing products or services, except as may be required by applicable Law;
(xiii)    neither the Company nor any of the Exchanges have abandoned, modified, failed to renew, waived, terminated or let lapse any Permits or have failed to timely file with any Governmental Entity all required annual and quarterly statutory financial statements and other insurance regulatory reports, statements, documents, registrations, filings or submissions; or

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(xiv)    neither the Company nor any of the Exchanges have entered into any agreement or commitment, whether in writing or otherwise, to take any action described in this Section.
(j)     Except as disclosed on Schedule 3(j) attached hereto and for insurance claims litigation arising in the ordinary course of business for which adequate reserves have been established, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the knowledge of the Exchanges or the Company, threatened against or affecting any of them, the outcome of which would individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect or otherwise prohibit the Company or any of the Exchanges from entering into this Agreement or consummating the transactions contemplated herein and in the Plans of Conversion, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against the Exchanges or the Company that would individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.
(k)     The aggregate reserves of each of the Exchanges as recorded in the Financial Statements and Statutory Financial Statements have been determined in accordance with generally accepted actuarial principles consistently applied or the requirements of the Commonwealth of Pennsylvania (except as permitted by the Commonwealth of Pennsylvania and as set forth therein). The insurance reserving practices and policies of the Exchanges have not changed, in any material respect, since December 31, 2017, and the results of the application of such practices and policies are reflected in the Financial Statements and Statutory Financial Statements. All reserves of the Exchanges set forth in the Financial Statements and Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the Commonwealth of Pennsylvania, except where the failure to so state such reserves or meet such requirements would not have or be reasonably likely to result in a Material Adverse Effect.
(l)     A true and correct copy of each of the Company Contracts which is material to the business and operation of the Exchanges (including, without limitation, each reinsurance contract to which any Exchange is a party) has been made available to the Standby Purchaser. Each of such Company Contracts is in full force and effect and no party thereto is in default of any of its obligations thereunder. No counterparty to any such Company Contract has given any Exchange or the Company notice that it intends to exercise any termination right under such Company Contract.
(m)     No Exchange is currently subject to any claims for damages in excess of policy limits which is not covered by the Exchange’s prior or current reinsurance agreements.
Section 4.     Representations and Warranties of the Standby Purchaser. The Standby Purchaser represents and warrants as of the date hereof and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of such date) to the Company and each of the Exchanges as follows:

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(a)     The Standby Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite organizational power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Standby Purchaser and performance by the Standby Purchaser of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Standby Purchaser, and no further consent or authorization in connection therewith is required by the Standby Purchaser, its board of directors or its members. This Agreement has been duly executed by the Standby Purchaser, and when delivered by the Standby Purchaser in accordance with the terms of this Agreement and thereof, will constitute the legal, valid and binding obligations of the Standby Purchaser, enforceable against it in accordance with its respective terms, subject to the Bankruptcy and Equity Exception.
(b)     The Standby Purchaser was contacted by the Company or Griffin with respect to a potential investment in the Shares. The Standby Purchaser understands that the Standby Purchaser is acquiring the Purchased Shares in the ordinary course of its business directly from the Company (and not from Griffin), as principal for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws. The Standby Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to: (i) distribute any of the Purchased Shares; (ii) hold or to dispose of the Purchased Shares; or (iii) acquire any Shares from any other Person other than from the Company pursuant to this Agreement. Notwithstanding the foregoing, except as otherwise set forth in this Agreement, by making the representations herein, the Standby Purchaser does not agree to hold any of the Purchased Shares for any minimum or other specific term.
(c)     The Standby Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. The Standby Purchaser is not a registered broker‑dealer under Section 15 of the Exchange Act, or an unregistered broker‑dealer engaged in the business of being a broker‑dealer. The Standby Purchaser is an experienced institutional investor, is knowledgeable regarding the medical malpractice insurance industry, and has experience in investing in medical malpractice insurance companies and medical malpractice insurance holding companies.
(d)     The Standby Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement. The Standby Purchaser did not learn about the Offerings as a result of the Registration Statement.
(e)     The Standby Purchaser understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and regulations.

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Section 5.     Deliveries at Closing.
(a)     At the Closing, the Company shall deliver to the Standby Purchaser the following:
(i)     a certificate or certificates or a book entry statement representing the number of shares of Common Stock issued to the Standby Purchaser pursuant to Section 2 hereof; and
(ii)     a certificate of an officer of the Company certifying on its behalf to the effect that the conditions set forth in Sections 8(a) and 8(c) have been satisfied on and as of the Closing Date.
(b)     At the Closing, the Standby Purchaser shall deliver to the Company the following:
(i)     payment of the Subscription Price of the Shares purchased by the Standby Purchaser, as set forth in Section 2(a) hereof; and
(ii)     a certificate of the Standby Purchaser certifying to the effect that the conditions set forth in Sections 8(b) and 8(c) have been satisfied on and as of the Closing Date.
Section 6.     Covenants.
(a)     The Company as to itself and the Exchanges, and each of the Exchanges as to themselves, as applicable, agree as follows between the date hereof and the Closing Date:
(i)     To, within four (4) weeks of the date hereof, file with the Commission the Registration Statement;
(ii)     to use reasonable best efforts to cause the Registration Statement and any amendments thereto to become effective as promptly as practical;
(iii)     to use reasonable best efforts to effectuate the Offerings;
(iv)     as soon as reasonably practical after the Company is advised or obtains knowledge thereof, to advise the Standby Purchaser with a confirmation in writing, of (A) the time when the Registration Statement or any amendment thereto has been filed or declared effective or the Prospectus or any amendment or supplement thereto has been filed, (B) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding suspending the effectiveness of the Registration Statement or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, (C) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for that purpose, (D) the receipt of any comments from the Commission, and (E) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information. The Company will use its reasonable best efforts to prevent the issuance of any such order or the imposition of any

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such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as practical;
(v)     except for actions taken in connection with the completion of the Offerings and the transactions contemplated by this Agreement and the Plans of Conversion, to operate the business of the Company and the Exchanges in the ordinary course of business consistent with past practice and to not, without the prior written consent of the Standby Purchaser, take any Material Action;
(vi)     to notify, or to cause the subscription agent for the Subscription Offering (the “Subscription Agent”) to notify, the Standby Purchaser on each Friday during the exercise period of the Rights, or more frequently if reasonably requested by the Standby Purchaser, of the aggregate number of Shares known by the Company or the Subscription Agent to have been subscribed for or ordered in the Subscription Offering as of the close of business on the preceding Business Day or the most recent practical time before such request, as the case may be;
(vii)     not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except shares of Common Stock issuable in the Offerings and equity awards to management as described in the Registration Statement;
(viii)     not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock or shares of the Company’s preferred stock;
(ix)     not to declare or pay any dividends or repurchase any shares of Common Stock or shares of the Company’s preferred stock;
(x)     not to incur any Indebtedness other than (A) the Exchangeable Note, (B) any Indebtedness that is assumed as contemplated in Section 8(a)(viii), and (C) trade payables or other similar Indebtedness incurred in the ordinary course of business consistent with past practice, or incurred in connection the completion of the Offerings and the transactions contemplated by this Agreement and the Plans of Conversion;
(xi)     to discuss the orders received in the Community Offering (other than, for avoidance of doubt, any orders from the Standby Purchaser and any orders referred to in Section 6(a)(xv) hereof) with the Standby Purchaser and only accept such orders and in such amounts as are agreed to by both the Standby Purchaser, on the one hand, and the Company and the Exchanges, on the other hand; provided, however, that the Company and the Exchanges can accept such number of orders as is necessary (but no more than is necessary) for the Common Stock to qualify for listing on the NASDAQ stock exchange;
(xii)     to not, without the prior written consent of the Standby Purchaser exercise the Company’s right to increase or decrease the purchase limitations set forth in the Plans of Conversion pursuant to Section 9(f) thereof;

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(xiii)     if sufficient shares are available after accepting orders in the Subscription Offering and orders referred to in Section 6(a)(xv) hereof, to not exercise the Company’s or the Exchange’s right under Section 10(b) of the Plans of Conversion to reject any order for Shares placed by the Standby Purchaser in accordance with the terms of this Agreement;
(xiv)     to not enter into any other standby purchase agreement or other agreement pursuant to which a Person is granted rights to take up any of the Shares not subscribed for in the Subscription Offering or Community Offering with any other party;
(xv)     to not accept orders to purchase shares in the Community Offering from shareholders of Diversus and officers and directors of the attorneys-in-fact of the Exchanges in an aggregate amount that exceeds 10% of the total number of shares sold in the Offerings;
(xvi)     to not file a Registration Statement that has not been approved by the Standby Purchaser or that imposes any additional limitations or restrictions on the transfer of the Purchased Shares;
(xvii)     to not enter into any other agreement without the prior written consent of the Standby Purchaser which would imposes any additional limitations or restrictions on the transfer of the Purchased Shares;
(xviii)     to use commercially reasonable efforts to enter into the Intercreditor Agreement; and
(xix)     to not, prior to the execution of the Loan Agreement and Intercreditor Agreement, without the prior written consent of the Standby Purchaser, make any loan to Diversus.
(b)     The Standby Purchaser agrees as follows between the date hereof and the Closing Date:
(i)     it shall be a condition precedent to the obligations of the Company to complete the registration or qualification pursuant to Section 6(a) hereof that the Standby Purchaser shall timely furnish to the Company in writing such information regarding itself as shall be reasonably requested by the Company and as shall be required to effect such registration or qualification and shall timely execute such documents in connection with such registration as the Company may reasonably request;
(ii)     to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement and the qualification of the Shares offered for sale in the Offerings under applicable “blue sky” laws;
(iii)     to, within four (4) weeks of the date hereof, file a form A in respect of the Standby Purchaser’s acquisition of the Purchased Shares with the Department; and
(iv)     to execute and deliver the Loan Agreement and the Intercreditor Agreement.

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(c)     Each of the Standby Purchaser and the Company will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the Commission, the Department and any other third parties or Governmental Entities, necessary or desirable to consummate the purchase of the Shares by the Standby Purchaser contemplated by this Agreement. The Standby Purchaser and the Company will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of the Standby Purchaser or the Company to the Department or any Governmental Entity in connection with the purchase of the Shares by the Standby Purchaser contemplated by this Agreement. The Standby Purchaser shall notify the Company promptly of the receipt of any comments of the Department or any Governmental Entity with respect to such filings. Notwithstanding anything to the contrary contained herein, between the date of this Agreement and the Closing Date, the Standby Purchaser shall not be obligated to take or refrain from taking or to agree to it or its Affiliates taking or refraining from any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, would or would reasonably be likely to result in a Burdensome Condition, and the Standby Purchaser shall not be required to seek review by a court, administrative or regulatory authority, agency, commission, board, tribunal or similar adjudicative body of any determination of any insurance regulatory authority, including in their capacity as a rehabilitator, conservator, liquidator or similar capacity. As used herein, “Burdensome Condition” means any condition that would: (A) have a material negative effect on the business or the Permits, assets, liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Standby Purchaser, its Affiliates or the Company; (B) impose any material requirement relating to the contribution of capital, keep‑well or capital maintenance arrangements or maintaining risk‑based capital level or any material restrictions on dividends or distributions or the ability of the Company to operate its business, in each case, excluding any changes in applicable Law or the effects of any actions, conditions, limitations, restrictions or requirements that are, as of the date hereof, customary for the applicable Governmental Entity to impose in transactions of the type of transaction contemplated hereby; or (C) impose any requirement to modify this Agreement, the Plans of Conversion or other agreement entered or to be entered into in connection herewith or therewith in any manner that materially changes the rights, liabilities or obligations of the parties hereto or thereto.
(d)     After the Closing, if and for so long as the Standby Purchaser beneficially owns more than twenty-five percent (25.0%) of the issued and outstanding shares of the Common Stock, the Company shall (i) provide the Standby Purchaser with reasonable opportunities upon reasonable notice and during regular business hours to discuss with the senior management of the Company at least on a quarterly basis, the business and operations of the Company, with at least one of those meetings each year to be held, if requested by the Standby Purchaser, in‑person at the Company’s offices or such other mutually agreeable location and (ii) provide, or cause Positive, each of the Exchanges and/or any of their respective auditors to provide, to the Standby Purchaser, promptly upon the Standby Purchaser’s request, copies of the work papers and other backup materials used by the Company, Positive, any of the

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Exchanges and/or any of their respective auditors in preparing the annual audits of such entities. The Standby Purchaser hereby acknowledges that it is aware, and it agrees that it will advise its representatives, agents, advisors, Affiliates and Associates who are informed as to the matters which are the subject of this provision (collectively, its “Representatives”), that the United States securities laws prohibit any Person who has received material, non‑public information concerning the Company or the matters which are the subject of this provision from purchasing or selling securities of the Company or from communicating such information to any other Person. The Standby Purchaser agrees, and shall instruct its Representatives, to (i) keep such non‑public information provided by the Company strictly confidential, (ii) use the same degree of care to protect such non‑public information as each would use to protect its own non‑public information of a similar nature, but in no event with less than reasonable care, and (iii) not disclose the non‑public information in any manner whatsoever to any Person, except with the specific prior written consent of the Company. As used in this Section 6(d), “non‑public information” shall not include information which (a) is or becomes public knowledge other than as a result of a breach of the obligations of the Standby Purchaser or its Representatives; (b) was known to the Standby Purchaser prior to the date of this Agreement; (c) becomes available without restriction from a third party not known by the Standby Purchaser to be under any confidentiality obligation to the Company with respect thereto; or (d) is developed by the Standby Purchaser or its Representatives without use of the Company’s non‑public information. In the event that the Standby Purchaser or any of its Representatives are requested or required by law, regulation, deposition, interrogatory, request for documents, subpoena, civil investigative demand, administrative regulatory requirement, order, decree or the rules of any applicable stock exchange or similar legal process (collectively, “Law”) to disclose any of the foregoing non‑public information, the Standby Purchaser shall (or will direct its Representatives to) provide the Company with prompt prior written notice of such requirement to the extent permissible under applicable Law and reasonably practicable under the circumstances in order to enable the Company to (A) seek, at its own cost, an appropriate protective order or other remedy or (B) waive compliance, in whole or in part, with the terms of this Agreement; and the Standby Purchaser or such Representative shall consult and reasonably cooperate with the Company, at the Company’s expense and upon its written request, with respect to taking steps to resist or narrow the scope of such request or requirement. If, in the absence of a protective order, the Standby Purchaser or such Representative are nonetheless, on the advice of counsel of such Standby Purchaser or such Representative, as applicable, required by applicable Law to disclose the foregoing non‑public information, the Standby Purchaser or such Representative shall (I) furnish only that portion of the foregoing non‑public information that, based upon advice of legal counsel, is legally required, (II) give advance notice to the Company of the information to be disclosed as far in advance as is legally permissible and practical, and (III) exercise commercially reasonable efforts, at the Company’s expense and upon its written request, to obtain reliable assurance that confidential treatment will be accorded such non‑public information. Notwithstanding anything to the contrary herein, without satisfying the other obligations of this paragraph, Standby Purchaser and its Representative may disclose such non‑public information to the extent such disclosure is requested or required in connection with routine audits or examinations by, or blanket document requests from, a Governmental Entity that does not specifically target the other parties, this Agreement or the transactions contemplated hereby.

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(e)     The Company shall at all times reserve and hold available sufficient number of shares of Common Stock to satisfy its obligations under this Agreement.
(f)     After the Closing, if and for so long as the Standby Purchaser beneficially owns more than fifty percent (50.0%) of the Purchased Shares, the Standby Purchaser shall have the right to nominate and appoint a majority of the members of the Board of the Company and the boards of directors of Positive and each of the Exchanges and the Company shall and shall cause Positive and each of the Exchanges to cause such individuals who are nominated by the Standby Purchaser from time to time to be elected to the Board of the Company and the boards of directors of Positive and each of the Exchanges.
(g)     Notwithstanding any other provision of this Agreement, the Standby Purchaser acknowledges and agrees that during the period beginning on the date hereof and continuing until the Superior Proposal Termination End Date, the Company, the Exchanges, and/or Diversus, and their respective Representatives, shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Conversion Financing Proposals from any Person, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more customary confidentiality agreements; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide to the Standby Purchaser any non-public information concerning the Company, the Exchanges, and Diversus, that is provided to any Person given such access and which was not previously provided to the Standby Purchaser; and (ii) enter into and maintain discussions or negotiations with respect to Conversion Financing Proposals with any Person or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations or the making of any Conversion Financing Proposal from any third party.
Section 7.     Public Statements. Neither the Company nor the Standby Purchaser shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, except if such public announcement, statement or other disclosure is required by applicable law or applicable stock market rules, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable.
Section 8.     Conditions to Closing.
(a)     The obligations of the Standby Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:
(i)     (1) the representations and warranties of the Company and the Exchanges set forth in Sections 3(a), 3(b), 3(c), 3(e), 3(f)(i) and 3(i) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made on such date; provided that representations and warranties made as of a specified date shall be true and correct as of such date; and (2) the other representations and warranties of the Company and the Exchanges in Section 3 shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made on such date, except where the failure to be true and correct (without

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regard to any materiality or Material Adverse Effect qualifications contained therein), would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that representations and warranties made as of a specified date shall be true and correct as of such date;
(ii)     the Company and the Exchanges shall have performed in all material respects all of their respective obligations under this Agreement required to be performed on or prior to the Closing Date;
(iii)     as of the Closing Date, none of the following events shall have occurred and be continuing: (A) trading in the Common Stock shall have been suspended by the Commission or trading in securities generally on The New York Stock Exchange or The Nasdaq Stock Market shall have been suspended or limited or minimum prices shall have been established on either such exchange, (B) a banking moratorium shall have been declared either by U.S. federal or New York State authorities, or (C) there shall have occurred any material outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets;
(iv)     the gross proceeds from the Offerings, including the purchase of the Purchased Shares by the Standby Purchaser, is equal to at least the Minimum of the Valuation Range;
(v)     since the date of this Agreement, a Material Adverse Effect shall not have occurred and no change or other event shall have occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(vi)     Senior Management Shareholders shall have agreed to be bound by tag along rights no less restrictive than those set forth in Section 12 hereof, in each case, pursuant to an agreement in form and substance satisfactory to Standby Purchaser;
(vii)     the Exchanges having procured adverse development coverage from a reinsurer acceptable to the Standby Purchaser in the amount of $15,000,000 and at a cost not in excess of $6,000,000, and attaching at current reserve levels; and
(viii)     the Standby Purchaser having been granted the right to appoint a member of the board of directors of Diversus;
(b)     The obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:
(i)     The representations and warranties of the Standby Purchaser in Section 4 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date);
(ii)     the Standby Purchaser shall have performed in all material respects all of its obligations under this Agreement required to be performed on or prior to the Closing Date;

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(iii)     as of the Closing Date, none of the following events shall have occurred and be continuing: (A) trading in the Common Stock shall have been suspended by the Commission or trading in securities generally on The New York Stock Exchange or The Nasdaq Stock Market shall have been suspended or limited or minimum prices shall have been established on either such exchange, (B) a banking moratorium shall have been declared either by U.S. federal or New York State authorities, or (C) there shall have occurred any material outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets;
(iv)     the gross proceeds from the Offerings, including the purchase of the Purchased Shares by the Standby Purchaser, is equal to at least the Minimum of the Valuation Range.
(c)     The obligations of each of the Company and the Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Offerings are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:
(i)     no judgment, injunction, decree or other legal restraint shall be outstanding, nor shall any action, suit, claim, investigation or other legal proceeding be pending that would reasonably be expected to prohibit, or have the effect of rendering unachievable, the consummation of the Offerings or the transactions contemplated by this Agreement;
(ii)     the Registration Statement shall have been filed with the Commission and declared effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or otherwise shall have been complied with;
(iii)     at least two‑thirds of the votes cast by the Voting Subscribers of each Exchange voting at the meeting of the Voting Subscribers for such Exchange called for such purpose shall have voted to adopt and approve the Plan of Conversion for such Exchange and the transactions contemplated thereunder;
(iv)     all consents and approvals of the Department and any other regulatory body or agency necessary to consummate the transactions contemplated by this Agreement shall have been obtained and all notice and waiting periods required by law to pass after receipt of such approvals or consents shall have passed;
(v)     the Superior Proposal Termination End Date shall have occurred;
(vi)     the Shares shall have been authorized for listing on the Nasdaq Capital Market;
(vii)     the Diversus Management Agreement (including, without limitation, the Service Levels included in Exhibit C thereto), shall have been duly executed and delivered by each of the parties thereto;

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(viii)     the Assumption of Debt Agreement shall have been duly executed and delivered by each of the parties thereto;
(ix)     the Loan Agreement shall have been duly executed and delivered by each of the parties thereto;
(x)     an intercreditor agreement among Diversus’ lenders, the Company and Diversus with respect to the debt retained by Diversus and any advances made by the Company under the Loan Agreement, shall have been duly executed and delivered by each of the parties thereto, on terms and conditions that are reasonably acceptable to Diversus, the Company, and the Standby Purchaser
(xi)     the Exchangeable Note shall have been entered into in accordance with Section 2(a); and
(xii)     the Option Agreement shall have been duly executed and delivered by each of the parties thereto.
Section 9.     Restrictions on Transfer. The Standby Purchaser understands and agrees that the Purchased Shares will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law or by any agreement between the Company and the Standby Purchaser. Upon receipt of certifications from the Standby Purchaser reasonably satisfactory to the Company’s counsel, the Company shall cause the legend to be removed in accordance with, and pursuant to, Rule 144 promulgated under the Securities Act and any other applicable federal and state securities laws.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED AND/OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS PROVIDED THAT AT THE ISSUER’S REQUEST, THE TRANSFEROR THEREOF SHALL HAVE DELIVERED TO THE ISSUER AN OPINION OF COUNSEL (WHICH OPINION SHALL BE IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, OR (C) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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Section 10.     Post‑Closing Pre‑Emptive Rights.
(a)     Subject to applicable securities laws, other than the Offerings, following the Closing Date, the Standby Purchaser shall have the right to purchase (its “Gross Up Right”) its pro rata share of all Equity Securities that the Company or any Subsidiary of the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Sections 11(d) and 11(e) hereof. The Standby Purchaser’s pro rata share is equal to the ratio of (i) the total number of outstanding shares of the Common Stock that the Standby Purchaser is deemed to be a holder of immediately prior to the issuance of such Equity Securities to (ii) the total number of shares of the outstanding Common Stock (including all shares of the Common Stock issued or issuable upon conversion of any securities convertible into the Common Stock or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities.
(b)     If the Company or a Subsidiary of the Company proposes to issue any Equity Securities, the Company shall give the Standby Purchaser written notice of its intention, describing the Equity Securities and the price and the terms and conditions upon which the Company or such Subsidiary proposes to issue the same. The Standby Purchaser shall have twenty (20) days from the receipt of such notice (the “Offer Period”) to notify the Company in writing that it intends to exercise its Gross Up Right and as to the amount of Equity Securities the Standby Purchaser intends to purchase, up to the maximum calculated in accordance with Section 10(a) hereof (the “Designated Securities”); provided, however, that if providing the Standby Purchaser twenty (20) days’ notice to respond is not practicable, the Company may provide an earlier deadline for the Standby Purchaser to respond to such notice by giving the Standby Purchaser the maximum number of days to respond as is practicable but in any event no fewer than ten (10) days’ notice. Such notice from the Standby Purchaser shall constitute a non‑binding indication of interest of the Standby Purchaser to purchase the amount of Designated Securities specified by the Standby Purchaser (or a proportionately lesser amount if the amount of Equity Securities to be offered if such offering of Equity Securities is subsequently reduced) at the price (or range of prices) and other terms set forth in the Company’s notice to it. The failure to respond during the Offer Period constitutes a waiver of its Gross Up Right in respect of such offering. The Standby Purchaser shall execute a binding agreement to purchase any such Equity Securities within thirty (30) days after expiration of the Offer Period, and any Equity Securities that the Standby Purchaser indicated it would purchase but that are not covered by a binding purchase agreement at such time may be sold to other Persons, unless the failure to execute such an agreement is attributable to actions of the Company or a Subsidiary of the Company, in which case the Company or such Subsidiary shall have the right to sell the Equity Securities to other Persons if the Standby Purchaser shall not have executed such an agreement within the later of (i) five (5) Business Days after the reason for such delay has been resolved or (ii) thirty (30) days after expiration of the Offer Period. Notwithstanding the foregoing, neither the Company nor such Subsidiary shall be required to offer or sell such Equity Securities to the Standby Purchaser if it would cause the Company or such Subsidiary to be in violation of applicable federal securities or insurance regulatory laws by virtue of such offer or sale.
(c)     The Company or such Subsidiary shall have 90 days after expiration of the Offer Period to sell any Equity Securities in respect of which the Standby Purchaser’s Gross

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Up Rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Standby Purchaser pursuant to Section 10(b) hereof. If the Company or such Subsidiary has not sold such Equity Securities within such 90‑day period, neither the Company nor such Subsidiary shall thereafter issue or sell any Equity Securities without first offering such Equity Securities to the Standby Purchaser in the manner provided above.
(d)     The Gross Up Rights provided by this Section 10 shall not apply to, and shall terminate upon the earlier of (a) the first date upon which the Standby Purchaser no longer beneficially owns shares of the Common Stock representing more than twenty percent (20%) of the issued and outstanding shares of the Common Stock immediately prior to an issuance contemplated under Section 10(a) hereof, or (b) the date of any breach by the Standby Purchaser of any material obligation under this Agreement that remains uncured after thirty (30) days’ notice thereof.
(e)     The provisions in this Section 10 shall not apply to any issuance of Equity Securities by the Company (i) to employees, consultants, officers or directors of the Company or any of its subsidiaries for the primary purpose of soliciting or retaining their employment or services or in a transaction or pursuant to management or employee agreements, incentive programs or stock purchase or equity compensation plans approved by the Board (including any such programs or plans in existence on the date hereof), (ii) to a third party as consideration in connection with (but not in connection with raising capital to fund) (A) a strategic business combination or other merger, acquisition or disposition transaction, partnership, joint venture, strategic alliance or investment by the Company or similar non‑capital raising transaction approved by the Board, or (B) an investment by the Company or its subsidiaries approved by the Board in any party which is not prior to such transaction an Affiliate of the Company (whether by merger, consolidation, sale or exchange of stock, sale of assets or securities, or otherwise), (iii) as part of any offering registered under the Securities Act; provided, that the Standby Purchaser shall not be precluded by the Company, its underwriter(s) or its agent(s) in connection with such offering from purchasing in such offering, and the Company shall use commercially reasonable efforts to cause its underwriter(s) or agent(s) engaged in connection with such offering to allocate shares, on the same terms and conditions offered to the public, a sufficient number of Designated Securities, so as to maintain the Standby Purchaser’s pro rata share of all Equity Securities, (iv) upon the exercise, conversion or exchange of options, warrants or similar rights or other convertible securities, (v) the issuance of Equity Securities by a Subsidiary of the Company to the Company or one of its direct or indirect Subsidiaries and (vi) in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of capital stock or recapitalization approved by the Board.
Section 11.     Drag Along Rights.
(a)     If a Stockholder who holds no less than 51% of the outstanding Common Stock of the Company (a “Dragging Stockholder”), receives a bona fide offer from a non‑affiliated Third Party Purchaser to consummate, in one transaction, or a series of related transactions, a Change of Control (a “Drag‑along Sale”), the Dragging Stockholder shall have the right to require that each other Stockholder (each, a “Drag‑along Stockholder”) participate in such

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Transfer in the manner set forth in this Section 11, provided, however, that no Drag‑along Stockholder shall be required to participate in the Drag‑along Sale if the consideration for the Drag‑along Sale is other than cash or registered securities listed on an established U.S. securities exchange or traded on the NASDAQ Stock Market. Notwithstanding anything to the contrary in this Agreement, each Drag‑along Stockholder shall vote in favor of the transaction and take all actions to waive any dissenters, appraisal or other similar rights.
(b)     The Dragging Stockholder shall exercise its rights pursuant to this Section 11 by delivering a written notice (the “Drag‑along Notice”) to the Company and each Drag‑along Stockholder no later than 20 Business Days prior to execution of an agreement to effect a Drag‑along Sale. The Drag‑along Notice shall make reference to the Dragging Stockholder’s rights and obligations hereunder and shall describe in reasonable detail:
(i)     the number of shares of Common Stock to be sold by the Dragging Stockholder, if the Drag‑along Sale is structured as a Transfer of Common Stock;
(ii)     the identity of the Third Party Purchaser;
(iii)     the proposed date, time and location of the closing of the Drag‑along Sale;
(iv)     the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non‑cash consideration in sufficient detail to permit the valuation thereof; and
(v)     a copy of any form of agreement proposed to be executed in connection therewith.
(c)     If the Drag‑along Sale is structured as a Transfer of Common Stock, then, subject to Section 11(d), the Dragging Stockholder and each Drag‑along Stockholder shall Transfer the number of shares equal to the product of (x) the aggregate number of shares of Common Stock the Third Party Purchaser proposes to buy as stated in the Drag‑along Notice and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock and Common Stock Equivalents then held by such Dragging Stockholder or Drag‑along Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares of Common Stock and Common Stock Equivalents then held by all of the Stockholders (including, for the avoidance of doubt, the Dragging Stockholder).
(d)     The consideration to be received by a Drag‑along Stockholder shall be the same form and amount of consideration per share of Common Stock to be received by the Dragging Stockholder (or, if the Dragging Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such Transfer shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Stockholder Transfers its Common Stock. Each Drag‑along Stockholder shall make or provide the same representations, warranties, covenants, and agreements as the Dragging Stockholder makes or provides in connection with the Drag‑along Sale (except that in the case of representations, warranties,

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covenants, and agreements pertaining specifically to the Dragging Stockholder, the Drag‑along Stockholder

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shall make the comparable representations, warranties, covenants, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Dragging Stockholder and each Drag‑along Stockholder severally and not jointly and further provided that no Drag‑along Stockholder shall be required to provide any indemnification to the Third Party Purchaser other than in respect of actions taken or defaults caused by such Drag‑along Stockholder.
(e)     The fees and expenses of the Dragging Stockholder incurred in connection with a Drag‑along Sale shall be paid by the Dragging Stockholder and each Drag‑along Stockholder on a pro-rata basis based upon the amount of consideration received by such Person in such Drag-along Sale to the extent not paid or reimbursed by the Company or the Third Party Purchaser.
(f)     Each Drag‑along Stockholder shall take all actions as may be reasonably necessary to consummate the Drag‑along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.
(g)     The Dragging Stockholder shall have 120 days following the date of the Drag‑along Notice in which to consummate the Drag‑along Sale, on the terms set forth in the Drag‑along Notice (which such 120 day period may be extended for a reasonable time not to exceed 180 days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such period, the Dragging Stockholder has not completed the Drag‑along Sale, the Dragging Stockholder may not then effect a transaction subject to this Section 11 without again fully complying with the provisions of this Section 11.
Section 12.     Tag Along Rights.
(a)     Except for transfers effected on an Exchange, if a Senior Management Shareholder or a Stockholder who holds no less than 51% of the outstanding Common Stock of the Company (the “Selling Stockholder”) proposes to Transfer more than 50% of its Common Stock to a Third Party Purchaser (the “Proposed Transferee”) and the Selling Stockholder cannot or has not elected to exercise its drag‑along rights set forth in Section 11, each other Stockholder (each, a “Tag‑along Stockholder”) shall be permitted to participate in such Transfer (a “Tag‑along Sale”) on the terms and conditions set forth in this Section 12.
(b)     Prior to the consummation of any such Transfer of Common Stock described in Section 12(a), the Selling Stockholder shall deliver to the Company and each other Stockholder a written notice (a “Sale Notice”) of the proposed Tag‑along Sale subject to this Section 12 no later than 10 Business Days prior to the execution of an agreement for a Tag‑along Sale. The Sale Notice shall make reference to the Tag‑along Stockholders’ rights hereunder and shall describe in reasonable detail:
(i)     the aggregate number of shares of Common Stock the Proposed Transferee has offered to purchase.
(ii)     the identity of the Proposed Transferee;

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(iii)     the proposed date, time and location of the closing of the Tag‑along Sale;
(iv)     the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non‑cash consideration in sufficient detail to permit the valuation thereof; and
(v)     a copy of any form of agreement proposed to be executed in connection therewith.
(c)     Each Tag‑along Stockholder shall exercise its right to participate in a Transfer of Common Stock by the Selling Stockholder subject to this Section 12 by delivering to the Selling Stockholder a written notice (a “Tag‑along Notice”) stating its election to do so and specifying the number of shares of Common Stock to be Transferred by it no later than five Business Days after receipt of the Sale Notice (the “Tag‑along Period”). The offer of each Tag‑along Stockholder set forth in a Tag‑along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag‑along Stockholder shall be bound and obligated to Transfer in the proposed Transfer on the terms and conditions set forth in this Section 12. The Selling Stockholder and each Tag‑along Stockholder shall have the right to Transfer in a Transfer subject to this Section 12 the number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the number of shares of Common Stock and Common Stock Equivalents then held by the Selling Stockholder or such Tag‑along Stockholder, as the case may be, and (B) the denominator of which is equal to the number of shares of Common Stock and Common Stock Equivalents then held by all of the Stockholders (including, for the avoidance of doubt, the Selling Stockholder).
(d)     Each Tag‑along Stockholder who does not deliver a Tag‑along Notice in compliance with Section 12(c) above shall be deemed to have waived all of such Tag‑along Stockholder’s rights to participate in such Transfer, and the Selling Stockholder shall (subject to the rights of any participating Tag‑along Stockholder) thereafter be free to Transfer to the Proposed Transferee its shares of Common Stock at a per share price that is no greater than the per share price set forth in the Sale Notice and on terms and conditions which are not materially more favorable to the Selling Stockholder than those set forth in the Sale Notice without any further obligation to the non‑accepting Tag‑along Stockholders.
(e)     Each Tag‑along Stockholder participating in a Transfer pursuant to this Section 12 shall receive the same consideration per share as the Selling Stockholder after deduction of such Tag‑along Stockholder’s proportionate share of the related expenses in accordance with Section 12(g) below.
(f)     Each Tag‑along Stockholder shall make or provide the same representations, warranties, covenants, and agreements as the Selling Stockholder makes or provides in connection with the Tag‑along Sale (except that in the case of representations, warranties, covenants, and agreements pertaining specifically to the Selling Stockholder, the Tag‑along Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations,

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warranties, and covenants shall be made by the Selling Stockholder and each Tag‑along Stockholder severally

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and not jointly and provided further that no Tag‑along Stockholder shall have any indemnification obligation to the Proposed Transferee other than in respect of actions taken or defaults caused by such Tag‑along Stockholder.
(g)     The Selling Stockholder and each Tag‑along Stockholder shall be responsible for its own expenses.
(h)     Each Tag‑along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag‑along Sale, including entering into agreements and delivering certificates and instruments, in each case consistent with the agreements being entered into and the certificates being delivered by the Selling Stockholder.
(i)     The Selling Stockholder shall have 120 Business Days following the expiration of the Tag‑along Period in which to Transfer the shares of Common Stock described in the Sale Notice, on the terms set forth in the Sale Notice (which such 120 Business Day period may be extended for a reasonable time not to exceed 180 Business days to the extent reasonably necessary to obtain any Government Approvals). If at the end of such 120 Business day period, the Selling Stockholder has not completed such Transfer, the Selling Stockholder may not then effect a Transfer of Common Stock subject to this Section 12 without again fully complying with the provisions of this Section 12.
(j)     If the Selling Stockholder Transfers to the Proposed Transferee any of its shares of Common Stock in breach of this Section 12, then each Tag‑along Stockholder shall have the right to Transfer to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag‑along Stockholder, the number of shares of Common Stock that such Tag‑along Stockholder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 12, for a per share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Common Stock from the Selling Stockholder, and without indemnity being granted by any Tag‑along Stockholder to the Selling Stockholder; provided, that, nothing contained in this Section 12 shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 12. The Selling Stockholder shall also reimburse each Tag‑along Stockholder for any and all reasonable and documented out‑of‑pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag‑along Stockholder’s rights.
Section 13.     Termination.
(a)     This Agreement may be terminated at any time prior to the Closing Date:
(i)     by the Company on one hand or the Standby Purchaser on the other hand by written notice to the other party hereto, if there is a material breach of this Agreement by the other party that is not cured within fifteen (15) days after receipt of written notice of such breach by such breaching party;
(ii)     if, by action of the Exchanges’ attorney’s-in-fact, the Exchanges shall have decided to abandon the Plans of Conversion;

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(iii)     if the Plans of Conversion shall have been proposed for approval and adoption at a meeting of the Voting Subscribers and shall have failed to receive approval at such meeting or any adjournment thereof or if the Department shall have stated in writing that it does not approve or intend to approve the Plans of Conversion;
(iv)     the Closing has not occurred by March 31, 2019 (the “Outside Date”), provided that the party seeking to terminate this Agreement pursuant to this clause (iv) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the primary cause of, or resulted in, the failure of the Closing to occur by the Outside Date, and further provided that if any approvals necessary to proceed with or complete the Conversion or the Offerings have not been received by December 31, 2018, either the Company or the Standby Purchaser may extend the Outside Date for up to six months by giving written notice thereof to the other party, so long as, in the case of an extension sought by the Company, each of the Company and the Exchanges shall have performed the covenants, agreements and conditions to be performed by it;
(v)     at any time prior to Superior Proposal Termination End Date, by the Company, if the Company or the Attorneys-in-Fact have determined to accept a Superior Proposal, subject to the terms and conditions of Section 13(c), and provided that substantially concurrently with, and in any event the same day of, such termination, definitive documentation in connection with the Superior Proposal is entered into; or
(vi)     By the Standby Purchaser or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or if the removal or reversal of such order, decree, ruling or other action should constitute a Burdensome Condition.
(b)     In the event of termination of this Agreement pursuant to Section 13(a), written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. Subject to Section 13(c), if this Agreement is terminated pursuant to Section 13(a):
(i)     there shall be no liability or obligation on the part of the parties hereto or their respective officers and directors, and all obligations of the parties hereto shall terminate, except for (A) the obligations of the parties pursuant to this Section 13(b), and the provisions of Sections 14 through 20 and Section 22, and (B) any liabilities for any breach by the parties of the terms and conditions of this Agreement prior to such termination; and
(ii)     all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from any Governmental Entity to which made.
(c)     Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 13(a)(v), unless

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(x) the Company shall have provided to the Standby Purchaser ten (10) Business Days’ (the “Notice Period”) prior written notice (the “Superior Proposal Notice”) advising the Standby Purchaser that the Company intends to so terminate this Agreement (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Person who has made such Superior Proposal) and providing to the Standby Purchaser a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments, fee letters and other transaction documents relating to the Superior Proposal) or, if no such agreement, draft commitments, letters or documents exist, a written summary of the material terms and conditions of such Superior Proposal and (y):
(i)     during the Notice Period, if requested by the Standby Purchaser, the Company and the attorneys-in-fact of the Exchanges shall have engaged in good faith negotiations with the Standby Purchaser and with Diversus regarding improvements to the terms of this Agreement or any other agreement or proposal intended to cause such Conversion Financing Proposal to no longer constitute a Superior Proposal; and
(ii)     the Company’s board of directors and the respective boards of the attorneys-in-fact shall have considered any improvements proposed in writing by the Standby Purchaser (the “Proposed Changed Terms”) no later than 11:59 p.m., Eastern time, on the last day of the Notice Period and shall all have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.
(d)     The parties acknowledge and agree that,
(i)      if the Standby Purchaser makes Proposed Changed Terms during the Notice Period (or such shorter period as is specified in this Section 13(c) below) that, as reasonably determined in good faith by Company’s board of directors and the respective boards of the attorneys-in-fact, results in the applicable Conversion Financing Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 13(a)(v) as a result of such Conversion Financing Proposal (on such terms), and
(ii)      any (1) revisions to the financial terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to a Conversion Financing Proposal that the boards pursuant to this Section 13(c) had determined no longer constitutes a Superior Proposal, shall constitute a new Conversion Financing Proposal and shall in each case require the Company to deliver to the Standby Purchaser a new Superior Proposal Notice and comply with this Section 13(c) and a new Notice Period shall commence thereafter.
(e)     In the event of the termination of this Agreement pursuant to Section 13(a)(ii), Section 13(a)(v), or the Closing does not occur solely by reason of the failure of any of the Company or Diversus to enter into the Diversus Management Agreement, the Assumption of Debt Agreement (provided that the applicable lender’s consent and agreement is obtained), the Loan Agreement (provided that the Intercreditor Agreement is executed), or the Option Agreement, the Company and the Exchanges (subject to the formal approval of the

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Pennsylvania Department of Insurance), jointly and severally, shall be obligated to pay to the Standby Purchaser a termination fee (the “Termination Fee”) equal to (i) the amount of the Standby Purchaser’s costs incurred conducting diligence on the Company and the Exchanges and in connection with the negotiation of this Agreement and the other documentation entered into in connection herewith, which shall not exceed $500,000 plus (ii) an amount equal to three (3.0%) of the aggregate statutory surplus of the Exchanges; provided that the Exchanges’ liability with respect to any such amounts shall be limited to an amount permitted by the Department if so required by the Department and shall be subject to the formal approval of the Pennsylvania Department of Insurance. For purposes of measuring the amount due in the preceding clause (ii), the statutory surplus of the Exchanges shall be the amount reported on their respective December 31, 2017 audited financial statements. The parties acknowledge and agree that the payment of such fee is in consideration of, among other things, the Standby Purchaser’s efforts with respect to the transactions contemplated hereby and its commitment of resources to pursue this transaction, and to reimburse the Standby Purchaser for all expenses incurred and opportunities foregone as a result of its pursuit of the transaction, the value of which is difficult to ascertain as of the date of this Agreement. The Exchanges further covenant and agree that if the Exchanges proceed with a Superior Proposal or any transaction with respect to the conversion of one or more of the Exchanges to stock form, and if, as the result of such transaction, the Company is not the holding company of the Exchanges or the company which is the issuer of shares in the applicable conversion stock offering, then the documentation for such transaction (whether a plan of conversion or otherwise) shall provide that the holding company of one or more the Exchanges, or the company which is the issuer of shares in the applicable conversion stock offering shall assume the Company’s obligation to pay the termination fee pursuant to this Section 13(e). Notwithstanding anything to the contrary set forth in this Agreement or in the Supplemental Agreement or in any agreement contemplated hereby or thereby, in the event this Agreement or the Supplemental Agreement is terminated solely due to the failure of Diversus to receive the Shareholder Approval (as defined in the Supplement Agreement), the Company and the Exchanges (subject to the formal approval of the Pennsylvania Department of Insurance), jointly and severally, shall be obligated to pay to the Standby Purchaser a termination fee (the “No Vote Termination Fee”) equal to the amount of the Standby Purchaser’s costs incurred conducting diligence on the Company and the Exchanges and in connection with the negotiation of this Agreement and the other documentation entered into in connection herewith, which shall not exceed $500,000; provided that the Company and the Exchanges (subject to the formal approval of the Pennsylvania Department of Insurance), jointly and severally, shall be obligated to pay to the Standby Purchaser the full Termination Fee (less the amount of any No Vote Termination Fee actually paid) in the event that the Company and/or the Exchanges enter in to documentation with respect to a transaction substantially similar to the transactions contemplated hereby within twelve (12) months of the termination hereof (the provisions of the foregoing sentence of this Section 13(e) shall apply to such obligation mutatis mutandis).
Section 14.     Survival. The representations and warranties of the Company and the Standby Purchaser contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder.
Section 15.     Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify

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the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by hand, (ii) on the third (3rd) Business Day after it is mailed if mailed by United States registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service promising next business day delivery that confirms to the sender delivery to the recipient on such day, as follows:

(a) If to the Company or the Exchanges, at:	Positive Physicians Holdings, Inc. 850 Cassatt Road, Suite 220 Berwyn, PA 19312 Attention: Lewis S. Sharps, M.D.
(b) If to the Standby Purchaser, at:	Insurance Capital Group, LLC c/o ICG Management, LLC 767 5th Avenue New York, New York 10153 Attention: Matthew T. Popoli, Craig A. Huff

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 15. If notice is given pursuant to this Section 15 of any assignment to a permitted successor or assign of a party hereto, the notice shall be given as set forth above to such successor or permitted assign of such party.
Section 16.     Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. No party to this Agreement may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided that the Standby Purchaser may assign its rights and obligations hereunder to an Affiliate of the Standby Purchaser (excluding Prosperity Life Insurance Group or any subsidiary thereof) if the Standby Purchaser gives written notice of such assignment to the Company within five (5) Business Days thereof and the Standby Purchaser guarantees performance by such Affiliate of the Standby Purchaser’s obligations under this Agreement.
Section 17.     Entire Agreement. This Agreement, together with the Supplemental Agreement, embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. Except as expressly set forth in the Supplemental Agreement, there are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein, with respect to the transactions contemplated by this Agreement, andthis Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.
Section 18.     Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be

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required thereby). The state courts of the County of Philadelphia, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement, the subject matter hereof or the transactions contemplated hereby. Each party hereto hereby irrevocably (a) submits to the personal jurisdiction of such courts over such party in connection with any litigation, proceeding or other legal action arising out of or in connection with this Agreement, and (b) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court.
Section 19.     Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 20.     Extension or Modification of Rights Offering. Without the prior written consent of the Standby Purchaser, the Company may (a) waive irregularities in the manner of exercise of the Rights, and (b) waive conditions relating to the method (but not the timing) of the exercise of the Rights.
Section 21.     Most Favored Nation. Except as disclosed or set forth herein, during the period from the date of this Agreement through the Closing Date, neither the Company nor its subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its subsidiaries that have the effect of establishing rights, imposing restrictions or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights, restrictions and benefits established with respect to the Standby Purchaser in this Agreement, unless, in any such case, this Agreement has been amended to provide the Standby Purchaser with such additional rights and benefits or reduced restrictions.
Section 22.     Miscellaneous.
(a)     The obligations of the Company and the Exchanges under this Agreement shall be joint and several.
(b)     The Company shall not after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Standby Purchaser in this Agreement.
(c)     The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

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(d)     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e‑mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

POSITIVE PHYSICIANS HOLDINGS, INC.

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: President

POSITIVE PHYSICIANS INSURANCE EXCHANGE

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D

Title: CEO

PHYSICIAN’S INSURANCE PROGRAM EXCHANGE

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

PROFESSIONAL CASUALTY ASSOCIATION

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D
Title: CEO

INSURANCE CAPITAL GROUP, LLC
By:	ICG Management, LLC, its managing member

By:	/s/ Craig A. Huff
Name: Craig A. Huff
Title: Co-Managing Member

By:	/s/ Matthew T. Popoli
Name: Matthew T. Popoli
Title: Co-Managing Member

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EXHIBIT A

Form of Diversus Management Agreement
[attached]

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EXHIBIT B

Form of Option Agreement
[attached]